Exhibit 16.1

October 19, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K to be filed on or about October 20, 2006, of the Atmos Energy Corporation Retirement Savings Plan and Trust and are in agreement with the statements contained in paragraphs 1 through 5 appearing on page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP

Ernst & Young LLP